Exhibit 99.1

REVLON, INC.

2005 AUDIT COMMITTEE PRE-APPROVAL POLICY

I.    Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditor, KPMG LLP ("KPMG" or the "independent auditor"), in order to assure that KPMG's provision of such services do not impair its independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will also require specific pre-approval by the Audit Committee.

During 2004, the Audit Committee specifically pre-approved the services performed by KPMG in connection with (i) the Company's 2004 audit and (ii) the Company's debt-for-equity exchange offer. All of the other services performed by KPMG for the Company during 2003 and 2004 from and after May 6, 2003 (the effective date of the applicable rules) were pre-approved in accordance with this Audit Committee Pre-Approval Policy and the Audit Committee was provided with quarterly updates as to the nature of such services and fees paid for such services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on its subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.    Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members for services to be provided by the independent auditor other than audit and internal control services referred to in Section III below and prohibited services referred to in Section VII below. Specifically, the Chairman of the Audit Committee may approve services which are not audit or internal control services referred to in Section III below or prohibited services referred to in Section VII below if the fees as to any applicable project will not exceed $35,000. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at least quarterly on the services provided by KPMG and the approximate fees paid or payable to KPMG for such services provided by KPMG during the preceding quarter, including a report on any services pre-approved during such quarter by the Chairman of the Audit Committee pursuant to this Section II.

III.    Audit Services

The terms and fees of the annual Audit services engagement, including, without limitation, the independent auditor's services in connection with their testing and attestation on management's report on the effectiveness of the Company's internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV.    Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

V.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix C. All other Tax services not listed in Appendix C must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

VI.    All Other Services

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor, provided such services are not audit or internal control services referred to in Section III above or prohibited services referred to in Section VII below. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services other than those listed in Appendix D must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

VII.    Prohibited Services

The Company will not retain its independent auditors for any services that are "prohibited services" as defined by applicable statutes or regulations, as may be in effect from time to time, including without limitation, those services prohibited by Section 201(a) of the Sarbanes-Oxley Act of 2002 and the SEC's or the PCAOB's rules and regulations and such other rules and regulations as may be promulgated thereunder from time to time. A list of the SEC's prohibited non-audit services as of April 1, 2003 is attached to this policy as Exhibit 1.

VIII.    Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

IX.    Procedures

Requests or applications to provide services that require specific approval by the Audit Committee may be submitted to the Audit Committee by the independent auditor and either the Chief Financial Officer, Treasurer, Controller or Chief Legal Officer.

Appendix A

Pre-Approved Other Audit Services for Fiscal Year 2005

Dated: November 8, 2004

Service

Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters
Consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	Total Annual Fees for Pre-Approved Audit Services: $50,000

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2005

Dated: November 8, 2004

Service

1. Due diligence services pertaining to potential business acquisitions/dispositions
2. Financial statement audits of employee benefit plans
3. Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
4. Attest services not required by statute or regulation
5. Audit work in connection with liquidations and contract terminations; legal entity dissolution/restructuring assistance; and inventory audits.
Total Annual Fees for Pre-Approved Audit-Related Services: $100,000

Appendix C

Pre-Approved Tax Services for Fiscal Year 2005

Dated: November 8, 2004

Service

1. U.S. federal, state and local tax planning and advice
2. U.S. federal, state and local tax compliance
3. International tax planning and advice
4. International tax compliance, including, without limitation, intercompany pricing studies and advance pricing agreements
5. Review of federal, state, local and international income, franchise, and other tax returns, and assistance with tax audit and appeals
Total Annual Fees for Pre-Approved Tax Services: $750,000*

*Includes $200,000 in connection with a tax audit in Mexico.

Appendix D

Pre-Approved All Other Services for Fiscal Year 2005

Dated: November 8, 2004

Service

All other services (other than audit, internal control and prohibited services) approved by the Chairman of the Audit Committee pursuant to Section II of this policy.	Total Annual Fees for Pre-Approved All Other Services: $35,000 per project

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Each of these prohibited services is subject to applicable exceptions under the SEC's rules.

*	Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client's financial statements.